Exhibit 99.1

FOR IMMEDIATE RELEASE

5401 E. Independence Blvd.
Charlotte, NC 28212
704-532-3320; 704-536-5116 (Fax)

SONIC AUTOMOTIVE, INC. REVISES EARNINGS TARGETS

CHARLOTTE, NC (December 17, 2002) – Sonic Automotive, Inc. (NYSE: SAH), a Fortune 300 company, today announced it is revising its fourth quarter 2002 earnings targets from $0.62—$0.66 per share to $0.48—$0.52 per share and its full year 2002 earnings targets to $2.44—$2.48 per share. Full year 2003 earnings targets are revised to $2.70—$2.80 per share from $2.95—$3.05 per share.

O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “Our fourth quarter estimate reflects the impact of a slower new vehicle sales environment, particularly in our domestic-branded franchises. Non-cyclical service and parts operations, however, continue to generate consistent margins and profitability. We are taking actions to reduce our new vehicle inventory levels and variable costs which should quickly improve earnings margins. The Company experienced similar circumstances in the fourth quarter of 2000 and was able to respond to a changing sales environment aggressively and effectively.”

Based on these revised earnings targets, the Company will generate earnings per share growth of over 25% in 2002. Earnings targets for 2003 include only the impact of previously announced or completed acquisitions and completed share repurchases.

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 188 franchises and 42 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated earnings per share, growth in earnings per share, reductions in inventory levels and variable costs, and improvement in earnings margins. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. The Company does not undertake any obligation to update forward-looking information.

Contact: Theodore M. Wright, President of Sonic Automotive, Inc. (704) 532-3347.
J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218.